Mail Stop 6010

      	June 22, 2005

Mr. John J. Millerick
Senior Vice President, Chief Financial Officer and Treasurer
Analogic Corporation
8 Centennial Drive
Peabody, MA 01960

      Re:	Analogic Corporation
      Form 10-K for the fiscal year ended July 31, 2004
      Filed February 1, 2005
      File No. 000-06715

Dear. Mr. Millerick:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant